Exhibit 23.2
DEGOLYER AND MACNAUGHTON
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
March 12, 2010
Approach Resources Inc.
One Ridgmar Centre
6500 West Freeway, Suite 800
Fort Worth, Texas 76116
Ladies and Gentlemen:
     We hereby consent to the use of the name DeGolyer and MacNaughton and to references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm under the headings “Part I — Items 1 and 2. Business Properties” and “Part I — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and to the inclusion of references to our “Appraisal Report as of December 31, 2006 on Certain Properties owned by Approach Resources,” and “Appraisal Report as of December 31, 2007 on Certain Properties owned by Approach Resources,” “Appraisal Report as of December 31, 2008 on Certain Properties owned by Approach Resources” in Approach Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 (the Annual Report). We further consent to the inclusion of our third party letter report dated February 5, 2010, containing our opinion on the proved reserves attributable to certain properties owned by Approach Resources, Inc. as of December 31, 2009, as an exhibit in the Annual Report.
     We hereby further consent to the incorporation by reference in Registration Statement (No. 333-164371) on Form S-3 and Registration Statement (No. 333-148951) on Form S-8 of Approach Resources Inc. of our name and such aforementioned information with respect to the oil and gas reserves of Approach Resources Inc.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716